UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2016

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and the exhibits attached hereto contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: Infinity Pharmaceuticals, Inc.’s (“Infinity” or the “Company”) belief that duvelisib may benefit patients with hematologic malignancies; Infinity’s plans to explore strategic options for duvelisib, and the potential for such options to enable the submission of global regulatory applications and commercialization for duvelisib; Infinity’s plans to file an NDA for duvelisib in the fourth quarter of 2016; its plans to report topline data form DUO in the third quarter of 2016; the expected structure, benefits and costs of the restructuring; and Infinity’s strategic plans and its ability to execute on such strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s restructuring will have the intended benefit of preserving capital; that the Company will be successful in its efforts to advance the development of duvelisib through a strategic transaction; or that development of duvelisib or IPI-549 will continue. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; unplanned cash requirements and expenditures and Infinity’s ability to secure the substantial additional capital needed to fund its business; adverse consequences from its restructuring, including those arising from its reduction in workforce and programs; competition; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates. These and other risks which may impact management’s expectations are described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 4, 2016, and other filings filed from time to time by Infinity with the SEC. Any forward-looking statements contained in this Form 8-K and the exhibits attached hereto speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1.02 Termination of a Material Definitive Agreement

Collaboration and License Agreement

On September 2, 2014, we entered into a collaboration and license agreement with AbbVie Inc., which we refer to as the Agreement. Under the Agreement, we and AbbVie agreed to collaborate to develop and commercialize in oncology indications products containing duvelisib, our investigational, oral, dual inhibitor of phosphoinositide-3-kinase (“PI3K”)-delta and PI3K-gamma. We refer to products containing duvelisib as Duvelisib Products.

Under the Agreement, AbbVie paid us a non-refundable $275 million upfront payment in 2014 and a $130 million milestone payment in November 2015 associated with the completion of enrollment of DYNAMO, our Phase 2 clinical study evaluating the efficacy and safety of duvelisib in patients with refractory indolent non-Hodgkin lymphoma. Further, AbbVie had agreed to pay us up to an additional $400 million in potential future regulatory and commercial milestone payments. We and AbbVie had agreed to equally share commercial profits or losses of Duvelisib Products in the United States, including sharing equally our existing royalty obligations to Mundipharma International Corporation Limited, or Mundipharma, and Purdue Pharmaceutical Products L.P., or Purdue, for sales of Duvelisib Products in the United States, as well as sharing equally the existing U.S. milestone payment obligations to Takeda Pharmaceutical Company Limited, or Takeda.

Additionally, AbbVie had agreed to pay us tiered royalties on net sales of Duvelisib Products outside the United States ranging from 23.5% to 30.5%, depending on annual net sales of Duvelisib Products by AbbVie, its affiliates and its sublicensees. We are responsible for the existing royalty obligations to Mundipharma and Purdue outside the United States, and AbbVie had agreed to reimburse us for our existing Duvelisib Product milestone payment obligations to Takeda outside the United States.

On June 14, 2016, we announced that we and AbbVie had entered into collaborative discussions to explore next steps for the parties’ collaboration. On June 24, 2016, following the conclusion of those discussions, AbbVie delivered to us a notice that AbbVie was exercising its right to terminate the Agreement unilaterally upon ninety (90) days’ written notice. Subject to our right to shorten the notice period, the termination of the Agreement would become effective on September 23, 2016.

As a result of the termination of the Agreement, we will receive all rights to the regulatory filings related to duvelisib upon our request, our license to AbbVie will terminate, and AbbVie will grant us an exclusive, perpetual, irrevocable, royalty-free license, under certain patent rights and know-how controlled by AbbVie, to develop, manufacture and commercialize in oncology indications worldwide products containing duvelisib, excluding any compound which is covered by patent rights controlled by AbbVie or its affiliates. We and AbbVie will negotiate a termination and wind-down plan to ensure a smooth transition of the responsibilities of the parties to us. Other than pursuant to the wind-down plan, neither party would have any financial obligation to the other, and we would not be entitled to receive payment for any milestone achieved after notice of termination but before the effective date of termination.

Item 2.05 Costs Associated with Exit or Disposal Activities.

(d) On June 24, 2016, our Board of Directors approved a strategic restructuring of the Company in order to preserve the Company’s resources as it determines future strategic plans.

As part of this restructuring, the Company will eliminate 100 positions across the organization representing approximately 58 percent of the Company’s workforce. The Company expects the workforce restructuring to be substantially completed by July 15, 2016 and to be fully completed by December 31, 2016. The Company currently expects to incur severance, benefits and related costs of approximately $8 million, with future cash outlays of $5 million expected to be paid during the year ended December 31, 2016 and up to approximately $3 million expected to be paid during the year ended December 31, 2017. The Company currently expects clinical trial and related development close down costs to range from $5 million to $7 million, and the Company expects the related cash outlays to be paid during the year ended December 31, 2016. The Company is continuing to review the potential impact of the restructuring, including facility leases, contract termination costs and additional employee retention costs, and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional major costs and restructuring charges, it will amend this Current Report on Form 8-K with respect to such determination.

The full text of the press release announcing the restructuring is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference. The information contained on the websites referenced in the press release is not incorporated herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2016, the Compensation Committee of our Board of Directors approved cash retention incentive awards in connection with the restructuring described under Item 2.05 of this Current Report on Form 8-K. The awards are designed to retain such named executive officers to explore and execute on potential future strategic options for the Company and are in lieu of the Company’s 2016 Contingent Cash Compensation program for named executive officers. The award is equal to fifty percent of such named executive officer’s base salary and is payable in equal installments on December 30, 2016 and July 1, 2017. The awards are payable on the condition that such named executive officer is employed by the Company as of the date of payment of each installment, except that if such named executive officer is involuntarily terminated prior to payment of an installment, the remaining unpaid amount of the incentive award would be paid on a prorated basis based on the date of termination. The amounts of such awards are as follows:

Named Executive Officer	Title	Retention Incentive Award
Adelene Q. Perkins	Chair, President and Chief Executive Officer	$334,750
Julian Adams, PhD	President of Research & Development	$249,000
Lawrence E. Bloch, MD, JD	Chief Financial Officer and Chief Business Officer	$209,090
Sujay Kango	Chief Commercial Officer	$205,000

Item 8.01 Other Events.

On June 28, 2016, the Company issued a press release announcing the termination of the Agreement and the restructuring described under Item 1.02 and Item 2.05, respectively, of this Current Report on Form 8-K. The full text of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained on the websites referenced in the press release is not incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The exhibit to this Current Report on Form 8-K is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: June 28, 2016	By:	/s/ William C. Bertrand, Jr.
William C. Bertrand, Jr.
EVP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Infinity Pharmaceuticals, Inc. dated June 28, 2016